EXHIBIT 23


  INDEPENDENT AUDITORS' CONSENT


  First Health Group Corp.:

 We consent to the incorporation by reference in the Registration Statements of First Health Group Corp. on Form S-8 (file numbers 333-67570, 333-67568, 333-67566, 333-57228, 333-57226, 333-68941, 333-68943, 33-26640, and 33-
 62747) of our reports dated March 8, 2004 (which expressed an unqualified opinion and included an explanatory paragraph as to the Company's change in its accounting for goodwill and intangible assets in 2002), appearing in this Annual Report on Form 10-K of First Health Group Corp. for the year ended December 31, 2003.


  Deloitte & Touche, LLP

  Chicago, Illinois
  March 10, 2004